Francesca’s Holdings Corporation Reports Financial Results for the
Fiscal First Quarter Ended April 28, 2012

Comparable boutique sales increased 15.5%

Earnings per diluted share doubled to $0.20

HOUSTON, TEXAS — June 7, 2012 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today announced financial results for the fiscal first quarter ended April 28, 2012.

For the fiscal first quarter ended April 28, 2012:

•	Net sales increased 48.6% to $61.3 million from $41.3 million in the same prior year period.

•	Comparable boutique sales increased by 15.5% following an increase of 14.7% in the same prior year period.

•	Gross margin increased to 53.1% compared to 52.4% in the same prior year period primarily as a result of leveraging occupancy costs.

•	Income from operations increased 74.1% to $14.7 million compared to $8.4 million in the same prior year period. As a percentage of net sales, income from operations increased to 23.9% compared to 20.4% in the same period last year driven by leverage in selling, general and administrative expenses, in addition to the gross margin expansion. Included in selling, general and administrative expenses was $0.5 million of expenses associated with the follow-on offering of the Company’s common stock completed in April 2012.

•	Interest expense decreased to $0.3 million compared to $2.0 million in the same prior year period principally due to the use of proceeds from our IPO in July 2011 plus cash flow from operations to reduce the average outstanding loan balance under our revolving credit facility.

•	Net income increased 123.1% to $8.7 million compared to $3.9 million in the same prior year period. Diluted earnings per share doubled to $0.20 based upon 44.7 million weighted average shares outstanding compared to diluted earnings per share of $0.10 based on 41.0 million weighted average shares in the same prior year period.

•	At the end of the fiscal first quarter of 2012, the Company operated 327 boutiques in 43 states compared to 249 boutiques in 38 states at the end of the same prior year period.

John De Meritt, President and CEO stated: “Our fiscal year 2012 is off to a strong start as we continue to execute on our differentiated business model. We attribute our continued success to our highly effective broad and shallow merchandising strategy that enables a nimble response to changes in customer demand. We are also very pleased with our new boutique performance which proves to be highly successful. Looking ahead, we plan to continue our strong growth by consistently offering our customers great merchandise at an outstanding value, growing our boutique base and investing in the infrastructure needed to support our growth plans.”

Balance Sheet highlights as of April 28, 2012:

Cash and cash equivalents totaled $8.2 million.

Inventory was $17.9 million on a boutique base of 327 compared to $13.5 million on a boutique base of 249 for the comparable prior period. Sales growth of 48.6% exceeded inventory growth of 32.5%, reflecting effective inventory management.

Borrowings decreased $10.0 million in the first quarter to $12.0 million as the Company used a portion of its cash flow to reduce its borrowing under its revolving credit facility. Subsequent to the end of the quarter, borrowing was reduced an additional $3.0 million to $9.0 million. At April 28, 2012, $53.0 million was available under our revolving credit facility for future borrowings.

Second Quarter and Fiscal 2012 Outlook

For the second quarter ending July 28, 2012, net sales are expected to be between $69.0 million and $71.0 million, assuming a low-double-digit comparable boutique sales increase and the opening of 29 new boutiques. Earnings per diluted share are expected to be in the range of $0.22 to $0.23, an increase of 69% to 77% over the same prior year period earnings per diluted share of $0.13 per share. Excluding the $1.6 million of non-recurring charges during the second quarter of fiscal year 2011, adjusted diluted earnings per share was $0.15 per share compared to expected diluted earnings per share in the range of $0.22 to $0.23 per share, an increase of 47% - 53% over the prior year. The number of diluted weighted average shares outstanding is expected to be 44.8 million.

For the full fiscal year ending February 2, 2013, net sales are expected to be in the range of $280.0 million to $283.0 million, assuming a high-single-digit comparable boutique sales increase and the opening of 75 new boutiques and an outlet boutique. Earnings per diluted share are expected to be in the range of $0.87 to $0.89, an increase of 67% to 71% over the same prior year period earnings per diluted share of $0.52 per share. Excluding $1.1 million of non-recurring charges during fiscal year 2012 and $4.5 million of non-recurring charges during fiscal year 2011, adjusted diluted earnings per share are expected to be in the range of $0.89 to $0.91 per share, an increase of 53% to 57% over the adjusted diluted earnings per share of $0.58 per share for fiscal year 2011.

Please see the table of this release that refers to reconciliation of GAAP net income and diluted earnings per share to non-GAAP adjusted net income and adjusted diluted earnings per share.

The Company uses the National Retail Federation calendar and fiscal year 2012 includes 53 weeks. We estimate that the additional week will contribute approximately $3.0 million in net sales and $0.02 per diluted share in incremental earnings. This is partially offset by an estimated charge of $0.7 million, or $0.01 per diluted share, associated with the previously announced relocation of the Company’s corporate headquarters and distribution facilities. Our full year projections also assume a 40% tax rate and capital expenditures of $20.0 million to $22.0 million.

Conference Call Information

A conference call to discuss first quarter results is scheduled for June 7, 2012, at 4:30 p.m. ET. A live web cast of the conference call will be available in the investor relations section of the Company’s website, www.francescascollections.com. In addition, a replay of the call will be available after the call and remain available until July 7, 2012. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 6969422. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP adjusted net income and adjusted diluted earnings per share, each a non-GAAP financial measure.  We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures both in the text above and the table that refers to such in this release.  We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2012 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2011 results.  These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new boutiques as planned; and possible inability to sustain levels of comparable-boutique sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 21, 2012. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca’s Holdings Corporation

Francesca’s Collections is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and uniquely balanced mix of high-quality, trend-right apparel, jewelry, accessories and gifts at attractive prices. Francesca’s Collections appeals to the 18-35 year-old, fashion conscious, female customer, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. Francesca’s Collections’ boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week.

CONTACT:

ICR, Inc.

Jean Fontana/Joseph Teklits

203-682-8200

jean.fontana@icrinc.com

ADDITIONAL INFORMATION

For additional information on Francesca’s, please visit www.francescascollections.com

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Operations

(In thousands, except per share data and percentages)

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
	(in thousands, except percentages)

Net sales	$61,322	$41,265
Cost of goods sold and occupancy costs	28,779	19,641
Gross profit	32,543	21,624
Selling, general and administrative expenses	17,885	13,205
Income from operations	14,658	8,419
Interest expense	(255)	(2,008)
Other income	37	34
Income before income tax expense	14,440	6,445
Income tax expense	5,698	2,527
Net income	$8,742	$3,918

Basic earnings per common share	$0.20	$0.10
Diluted earnings per common share	$0.20	$0.10

Weighted average shares outstanding:
Basic shares	43,573	40,466
Diluted shares	44,702	40,967

Percentage of Sales(1):
Net sales	100.0%	100.0%
Cost of goods sold and occupancy costs	46.9%	47.6%
Gross profit	53.1%	52.4%
Selling, general and administrative expenses	29.2%	32.0%
Income from operations	23.9%	20.4%
Interest expense	(0.4)%	(4.9)%
Other income	0.1%	0.1%
Income before income tax expense	23.5%	15.6%
Income tax expense	9.3%	6.1%
Net income	14.3%	9.5%

(1)	Percentage totals in the above table may not equal the sum of the components due to rounding.

Francesca’s Holdings Corporation

RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED NET INCOME

AND ADJUSTED DILUTED EARNINGS PER SHARE

(In thousands, except per share data)

Second Quarter Guidance

	Thirteen Weeks Ended
	July 30, 2011
	In Dollars		Per Diluted Share
Net income and diluted earnings per share, as reported	$5,485		$0.13
Add back:
Loss on early extinguishment of debt (net of $0.6 million tax effect)	969	(1)	0.02
Adjusted net income and diluted earnings per share	$6,454		$0.15
Weighted average diluted shares outstanding			41,513

(1)	The pretax impact of the loss on early extinguishment of debt was $1.6 million. The effective tax rate of 39.1% in the second quarter of fiscal year 2011 was used to calculate the tax impact.

Full Year Guidance

	Fiscal Year Ended
	February 2, 2013			January 28, 2012
	In Dollars(1)		Per Diluted Share	In Dollars(1)		Per Diluted Share
Net income and diluted earnings per share, as reported	$39,000 – 39,900		$0.87 – 0.89	$22,501		$0.52
Add backs:
Stock-based compensation associated with accelerated vesting (net of $0.9 million tax effect)	—		—	1,354	(3)	0.03
Expenses related to the follow-on offering (net of $0.2 million tax effect in fiscal years 2012 and 2011)	287	(2)	.01	368	(3)	0.01
Loss on early extinguishment of debt (net of $0.6 million tax effect)	—		—	958	(3)	0.02
Relocation expenses (net of $0.3 million tax effect)	397	(2)	.01	—		—
Adjusted net income and diluted earnings per share	$39,684 – 40,584		$0.89 – 0.91	25,181		$0.58
Weighted average diluted shares outstanding			44,800			42,948

(1)	The tax impact was calculated using the effective tax rate of 40.0% and 39.8% for fiscal years 2012 and 2011, respectively.
(2)	The pretax impact of non-recurring adjustments in fiscal year 2012 totaled $1.1million.
(3)	The pretax impact of non-recurring adjustments in fiscal year 2011 totaled $4.5 million.

Francesca’s Holdings Corporation

Unaudited Consolidated Balance Sheets

(In thousands)

	April 28, 2012	January 28, 2012	April 30, 2011

ASSETS

Current assets:
Cash and cash equivalents	$8,221	$14,046	$12,806
Accounts receivable	5,891	2,156	5,609
Inventories	17,850	14,688	13,471
Deferred income taxes	2,456	2,352	1,394
Prepaid expenses and other current assets	3,040	2,799	3,143
Total current assets	37,458	36,041	36,423
Property and equipment, net	38,205	33,199	26,973
Deferred income taxes	2,200	952	955
Other assets, net	2,069	2,120	3,317

TOTAL ASSETS	$79,932	$72,312	$67,668

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$9,489	$8,627	8,314
Accrued liabilities	11,458	9,893	5,648
Current portion of long-term debt	—	—	7,125
Total current liabilities	20,947	18,520	21,087
Deferred and accrued rents	19,245	14,890	11,966
Long-term debt	12,000	22,000	85,500
Total liabilities	52,192	55,410	118,553

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock - $.01 par value, 80.0 million shares authorized; 43.6 million shares issued and outstanding at April 28, 2012; 43.5 million shares issued and outstanding at January 28, 2012; 40.5 million shares issued and outstanding at April 30, 2011	436	435	405
Additional paid-in capital	79,166	77,071	27,897
Accumulated deficit	(51,862)	(60,604)	(79,187)
Total stockholders’ equity (deficit)	27,740	16,902	(50,885)

Total liabilities and stockholders’ equity (deficit)	$79,932	$72,312	$67,668

Francesca’s Holdings Corporation

 Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
Cash Flows From Operating Activities:
Net income	$8,742	$3,918
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	1,607	980
Stock-based compensation expense	734	476
Excess tax benefit from stock-based compensation	(1,014)	(28)
Loss on sale of assets	7	9
Amortization of debt issue costs	73	195
Deferred income taxes	(1,352)	1,675
Changes in assets and liabilities:
Accounts receivable	(3,735)	(1,527)
Inventories	(3,162)	(1,512)
Prepaid expenses and other assets	(263)	(1,386)
Accounts payable	862	2,168
Accrued liabilities	2,579	(761)
Deferred and accrued rents	4,355	3,743
Net cash provided by operating activities	9,433	7,950

Cash Flows Used by Investing Activities:
Purchase of property and equipment	(6,620)	(6,687)
Other	—	25
Net cash used by investing activities	(6,620)	(6,662)

Cash Flows Used by Financing Activities:
Repayments of borrowings under the prior senior secured credit facility	—	(1,188)
Repayments of borrowings under the new revolving credit facility	(10,000)	—
Proceeds from the exercise of stock options	348	162
Excess tax benefit from stock-based compensation	1,014	28
Net cash used by financing activities	(8,638)	(998)

Net increase (decrease) in cash and cash equivalents	(5,825)	290
Cash and cash equivalents, beginning of year	14,046	12,516
Cash and cash equivalents, end of period	$8,221	$12,806

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$210	$232
Interest paid	$4,661	$1,874

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